Exhibit 10.2
AARP LICENSE AGREEMENT
This AARP LICENSE AGREEMENT (the “Agreement”) is entered into as of this 8th day of August 2008 (the “Effective Date”), between AARP, Inc., a District of Columbia nonprofit corporation (“AARP”), and HearUSA, Inc. (“HUSA”), a Delaware corporation. (AARP and HUSA, each a “Party” and collectively, the “Parties”).
WITNESSETH
WHEREAS, AARP is a non-profit, non-partisan membership corporation for persons age 50 and over whose goals include the advancement of the education, well-being and social welfare of its members and older persons generally;
WHEREAS, AARP represents that is the sole and exclusive owner of all proprietary and other property rights and interests in the Licensed Intellectual Property (as defined in this Agreement);
WHEREAS, AARP makes available to AARP members many benefits and desires to make available to AARP members certain products and services through the use of the Licensed Intellectual Property;
WHEREAS, AARP agrees to grant to HUSA a license to the Licensed Intellectual Property pursuant to the terms of this Agreement;
WHEREAS, AARP has contracted with AARP Services, Inc. (“ASI”), a wholly-owned subsidiary of AARP, to undertake the obligation to maintain Quality Control Standards (as defined in this Agreement);
NOW, THEREFORE, in consideration of the representations, warranties, conditions, covenants, and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.
1.	Definitions.

“AARP Marks” means all U.S. registered and unregistered common law trademarks, trade dress, service marks, logos, symbols, acronyms, trade names, corporate names and all registrations and applications to register the same for the marks “AARP”, and the “AARP” logo, and any specific Program name (so long as such Program name does not incorporate all or any part of HUSA’s name or trade mark or service mark of HUSA), as may be modified or supplemented from time to time by AARP.

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“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership interest, by contract or otherwise.

“Applicable Law” means all applicable federal, state, and local laws, statutes, regulations, rulings, ordinances, and other legal requirements.

“Claims” means damages (including, without limitation, consequential and punitive damages), judgments, fines, awards, settlements, costs and expenses, including reasonable fees and expenses of counsel and experts.

“Licensed Copyrights” means the original works of authorship, if any, marked with AARP’s copyright notice, provided by AARP and/or ASI as provider of Quality Control Services on behalf of AARP to HUSA for its use in connection with the Program.

“AARP Intellectual Property” consists of the Licensed Marks, AARP’s name, Member Data, and the Licensed Copyrights, and the goodwill associated therewith.

“Licensed Marks” means the AARP Marks as set forth in Exhibit A, as such Exhibit may be modified or supplemented from time to time by AARP upon giving written notice to HUSA; provided that HUSA shall not be required to remove, replace, reprint or cease use of any existing advertising or promotional materials, paper goods, and any other materials and supplies that contain one or more of the Licensed Marks as previously set forth on Exhibit A for a period of three (3) months following the date of written notice to HUSA, except as would be necessary in the ordinary course of business, following which time HUSA shall promptly remove, replace, reprint or cease use of any such materials.

“Member” means an individual who is then (i.e., at the time in question) a current member of AARP, as evidenced by a valid membership number.

“Member Data” means the names, addresses, telephone numbers, AARP membership numbers, and e-mail addresses that AARP or ASI provide to HUSA or permit HUSA to access in connection with this Agreement or the License Agreement, including Member mailing lists.

“Person” means any corporation, partnership, limited liability company, joint venture, organization, entity, governmental entity, or natural person.

“Program” means the hearing care program provided to Members by or through HUSA, as more fully described in the Services Agreement.

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“Program Products” means the products and services offered to Members under the Program.

“Program Year” means December 1 of a calendar year through and including November 30 of the next calendar year. (For example, Program Year 1 under this Agreement is December 1, 2008 through and including November 30, 2009.)

“Quality Control Standards” means those standards and obligations imposed upon HUSA to ensure that activities of HUSA with respect to the Program comply with the terms of this Agreement, do not depreciate the value of the Licensed Intellectual Property being licensed to HUSA under this Agreement, and uphold the goodwill and reputation of AARP, all as set forth in the Services Agreement.

“Services” means the services to be performed by HUSA pursuant to and in accordance with the Services Agreement.

“Services Agreement” means the Hearing Care Program Services Agreement between ASI, AARP and HUSA, entered into on August 8, 2008.

“Third Party” means any Person other than a Party to this Agreement and other than ASI.

2.	Right to Use AARP Intellectual Property.
2.1	License. During the Term of the Services Agreement and in consideration of the compensation paid under this Agreement, AARP grants to HUSA the right and license to use the AARP Intellectual Property solely in connection with the operation and administration of all or any part of the Program (including without limitation advertising and promoting all or any part of the Program) and in connection with HUSA’s performance of its obligations under the Services Agreement, all in accordance with the terms and conditions set forth in the Services Agreement (the “License”). The License shall be subject to HUSA’s compliance at all times with any and all Quality Control Standards as set forth in the Services Agreement.

2.2	Prohibited Uses. In no event may HUSA use any of the Licensed Intellectual Property for any of the following activities, other than as expressly authorized in this Agreement, as authorized in writing in advance by AARP, or as authorized under the Services Agreement:
2.2.1	In connection with public policy statements made by HUSA (whether formally or informally);

2.2.2	In connection with communications with federal or state government officials;

2.2.3	On business cards, business stationary or letterhead, and/or signage;

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2.2.4	In any manner that is likely to confuse or mislead as to the ownership of any AARP Intellectual Property, or that may infringe, dilute or denigrate any of the AARP Intellectual Property; or

2.2.5	To use the Licensed Intellectual Property in any manner other than in accordance with this Agreement, the Services Agreement, or as otherwise expressly authorized in advance in writing by ASI as provider of Quality Control Services on behalf of AARP.
2.3	Ownership; Use. Except for purposes of providing the Program, as described under Section 2.1, HUSA shall acquire no right, title or interest in the AARP Intellectual Property and all AARP Intellectual Property is and shall remain the sole property of AARP. In addition, except as otherwise expressly provided in this Agreement, or the Services Agreement, or with AARP’s prior written consent, HUSA agrees as follows:
2.3.1	HUSA shall not use, sell, transfer, barter, lease, rent, license or otherwise provide or disclose all or any portion of the AARP Intellectual Property to any Third Party.

2.3.2	Any Confidential Information (as such term is defined in the Services Agreement) of AARP and/or ASI acquired by HUSA pursuant to this Agreement, and all use and/or disclosure of such Confidential Information by HUSA, shall be subject to the Services Agreement, including Section VIII of the Services Agreement.

2.3.3	HUSA agrees that all AARP Intellectual Property is and shall remain the property of AARP and HUSA shall acquire no title or interest in such property, other than the limited license granted to HUSA under Section 2.1 above.

2.3.4	HUSA shall promptly notify ASI as provider of Quality Control Services on behalf of AARP upon HUSA becoming aware of any actual, alleged or threatened unauthorized use of any AARP Intellectual Property, and HUSA shall reasonably assist ASI as provider of Quality Control Services on behalf of AARP and AARP in investigating or prosecuting any action relating to any such unauthorized use at AARP’s sole cost and expense.

2.3.5	At the request of ASI, as provider of Quality Control Services on behalf of AARP, HUSA shall apply written notations to the Licensed Marks (e.g., the “SM” or “TM” symbols). ASI as provider of Quality Control Services on behalf of AARP will provide HUSA with written notice of changes to the notation requirements for the Licensed Marks and HUSA will implement such changes as soon as reasonably practicable.

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2.3.6	Improvements, enhancements or derivative works (“Modifications”) to the AARP Intellectual Property made as a result of the implementation or administration of the Program or of this Agreement shall belong to AARP, unless the parties agree otherwise in writing in advance of making the Modifications. If HUSA creates any Modifications to the AARP Intellectual Property, HUSA agrees to the extent necessary or requested by ASI as provider of Quality Control Services on behalf of AARP to irrevocably assign any right, title and interest HUSA may have in and to the Modifications to AARP, and agrees to take or cause to be taken reasonable actions, and to execute, deliver and file or cause to be executed, delivered and filed such further instruments, documents and agreements as may be reasonably requested in order to fully effectuate the assignment described herein. HUSA will promptly disclose and deliver to AARP any and all material Modifications.
2.4	Quality Control; Designation of New Quality Control Representative. The license of AARP Intellectual Property hereunder shall be subject to HUSA’s compliance at all times with any and all Quality Control Standards as set forth in the Services Agreement. AARP has engaged ASI as its representative to perform Quality Control Services on AARP’s behalf, subject to a separate agreement between AARP and ASI. AARP, by written notice to HUSA at any time, may designate a different provider of Quality Control Services on AARP’s behalf, with respect to some or all of such Quality Control Services; HUSA will be afforded an opportunity to consent, such consent not to be unreasonably withheld. In the event of such designation, references to ASI in this Agreement and in the Services Agreement, with respect to those components of Quality Control Services covered by such designation, shall be deemed to refer to the new provider of Quality Control Services.

2.5	Goodwill. HUSA recognizes that there is great value to AARP in all components of the AARP Intellectual Property, including the associated goodwill. Therefore, HUSA agrees that all uses by HUSA of the AARP Intellectual Property shall inure solely to the benefit of AARP. HUSA shall not, during the period of this Agreement or thereafter, directly or indirectly acquire or assert any interest or property right in the AARP Intellectual Property , nor alter, modify, dilute or misuse or bring into dispute or challenge the validity or enforceability of any component of the AARP Intellectual Property.

2.6	Registration. HUSA shall not during the term of this Agreement or at any time thereafter adopt, use, register or attempt to register, as the case may be, as a trademark, service mark, trade name, domain name or corporate name, or as part thereof, any of the AARP Intellectual Property, or any word, symbol or picture or combination thereof which is confusingly similar to any component of the AARP Intellectual Property, anywhere in the world, other than as expressly permitted by this Agreement, the Services Agreement, or as expressly authorized in writing by AARP. HUSA shall not challenge, in a court of law or otherwise, the ownership of any other rights of AARP in and to any component of the AARP Intellectual Property.

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2.7	Compliance with Law. As a condition of the License granted in this Agreement, HUSA will perform, conduct, and manage the Program at all times in accordance with Applicable Law.

2.8	No Marketing Services. It is agreed that AARP shall provide no marketing, administrative, or management services in connection with the Program, and that any such services shall be provided by or on behalf of HUSA.

2.9	Compliance with Services Agreement. HUSA acknowledges that AARP’s decision to enter into this Agreement is conditioned upon HUSA’s execution of the Services Agreement, whereby HUSA has agreed to permit ASI to maintain Quality Control Standards of the Program.
3.	Exclusivity.

During the term of the Services Agreement and in consideration of the compensation paid under this Agreement, and for purposes of the Program only, AARP grants HUSA the exclusive right to be the provider of the Products and Services under the Program. Notwithstanding the foregoing, AARP may brand, and ASI as provider of Quality Control Services on behalf of AARP may contract with, programs, plans and/or service providers of bundled healthcare services that include hearing care benefits as long as AARP does not specifically brand the hearing care benefit and ASI as provider of Quality Control Services on behalf of AARP does not contract directly with the hearing care service provider.

4.	Royalty.
4.1	AARP shall be paid a royalty by HUSA for the license of the AARP Intellectual Property as follows: A fixed amount per Program Year during the Term as shown below, payable in equal quarterly installments by the tenth (10th) day of the first month in each quarter of the Program Year. (For example, the first payment in Program Year 2 is to be paid by December 10, 2009.) Notwithstanding the foregoing, the first payment for Program Year 1 shall be paid on January 10, 2009.

Program Year	Annual Royalty
1	$7,600,000.00
2	$7,600,000.00
3	$7,600,000.00

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4.2	As set forth in Section 10.2 of the Services Agreement, HUSA has the option to continue the Services Agreement for two more years – Program Years 4 and 5 (December 1, 2011 – November 30, 2012 and December 1, 2012 through November 30, 2013.) If HUSA exercises that option, pursuant to Section 10.2 of the Services Agreement, AARP shall be paid a royalty by HUSA for the license of the AARP Intellectual Property in the fixed amount per Program Year during Program Years 4 and 5 as shown below, payable in equal quarterly installments by the tenth (10th) day of the first month in each quarter of the Program Year.

Program Year	Annual Royalty
4	$11,000,000.00
5	$12,000,000.00
4.3	Payment instructions are set forth in Exhibit B.
5.	Relationship of the Parties.

Neither AARP nor HUSA are now, nor shall they become or be considered, by virtue of this Agreement, as principal, agent or partner of the other. Neither AARP nor HUSA will be considered to have an ownership interest in the other, and neither Party shall be liable or responsible to the other in any such capacity or capacities. Neither Party shall at any time and in any medium or manner state or imply that the other Party has any such ownership interest in such Party.

6.	Term and Termination of Agreement.
6.1	Term. The term of this Agreement shall begin on the Effective Date and shall expire at 12:00 midnight, Eastern Time on November 30, 2011, unless (i) HUSA exercises the Option to Continue pursuant to Section 10.2 of the Services Agreement or (ii) the Agreement is terminated earlier than November 30, 2011 in accordance with the terms of this Agreement (“Term”).

6.2	Termination. AARP shall have the right to terminate this Agreement upon written notice to HUSA if HUSA has breached any of its material obligations under this Agreement, which breach has not been cured within sixty (60) days after written notice to HUSA of the breach; provided, that in the event AARP reasonably determines that HUSA is using its reasonable best efforts to cure the breach, then HUSA shall be entitled to an additional sixty (60) days within which to effectuate that cure. If any material breach of this Agreement by HUSA has not been cured within the cure period determined in accordance with this Section 6.2, this Agreement shall terminate, effective at the conclusion of the last day of the cure period or the day on which HUSA receives written notice of termination from AARP, whichever is later. Notwithstanding the foregoing, if a material breach is incapable of cure and constitutes a willful breach or is not compensable by monetary damages or equitable relief (other than termination), AARP may immediately terminate this Agreement upon written notice to HUSA. This Agreement shall automatically terminate upon termination or expiration of the Services Agreement.

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6.3	Effect of Termination. Subject to Applicable Law, and subject to HUSA’s obligations with respect to Member Data and AARP Confidential Information that might include and/or incorporate AARP Intellectual Property upon termination of the Services Agreement, upon termination or expiration of this Agreement, HUSA shall (i) immediately cease using the AARP Intellectual Property and all materials incorporating, having or using any AARP Intellectual Property; (ii) within a commercially reasonable time, remove or cause to be removed all components of the AARP Intellectual Property from all systems, applications or physical components that cause such components of the AARP Intellectual Property to be printed or displayed in any medium; (iii) if feasible delete or otherwise destroy all AARP Intellectual Property from any and all materials incorporating, having or using any AARP Intellectual Property. Notwithstanding the foregoing, to the extent it is not feasible for HUSA to remove or destroy any part of the AARP Intellectual Property pursuant to clauses (ii) and (iii), HUSA will notify AARP of the conditions that make return or destruction impossible and will ensure that there is no continued use and no disclosure of such AARP Intellectual Property after the effective date of termination.
7.	Indemnification.
7.1	Indemnification by HUSA. HUSA shall, at its own cost and expense, defend, hold harmless and indemnify AARP and its parent, subsidiaries, Affiliates, and each of their respective officers, directors, trustees, employees, agents and representatives (each an “AARP Indemnified Party”) from and against any and all Claims sustained or incurred by that AARP Indemnified Party, caused by, resulting from, or attributable to (i) the use by HUSA, its parents, subsidiaries, subcontractors, and Affiliates, and each of their respective officers, directors, employees, agents and representatives (each a “HUSA Indemnifying Party”) of the AARP Intellectual Property, including but not limited to any use of Licensed Marks or Member Data, and relating to any marketing and advertising materials concerning the Program, (other than any such Claims for which an HUSA Indemnified Party, as defined below, is indemnified by AARP pursuant to Section 7.2 below), or (ii) the breach, gross negligence or willful misconduct by a HUSA Indemnifying Party with respect to its obligations under this Agreement; except to the extent the Claim arises out of the gross negligence or willful misconduct of an AARP Indemnified Party.

7.2	Indemnification by AARP. AARP shall at its own cost and expense, defend, hold harmless and indemnify HUSA each of its respective parents, subsidiaries, and Affiliates, and each of their respective officers, directors, trustees, employees, agents and representatives (each a “HUSA Indemnified Party”) from and against any and all Claims sustained or incurred by that HUSA Indemnified Party, caused by, resulting from, or attributable to (i) any claim that any AARP Intellectual Property used in performance of this License Agreement or the Services Agreement, as authorized by AARP or ASI as provider of Quality Control Services on behalf of AARP, infringes, misappropriates or violates any intellectual property or other right of any Third Party, is libelous or slanderous, or violates any right of privacy or right of publicity, or (ii) the breach, gross negligence or willful misconduct by AARP with respect to its obligations under this Agreement; except to the extent the Claim arises out of the gross negligence or willful misconduct of an HUSA Indemnified Party.

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7.3	Notice; Defense of Claim. A HUSA Indemnified Party, or an AARP Indemnified Party, as applicable (an “Indemnified Party”) shall promptly notify the AARP Indemnifying Party, or the HUSA Indemnifying Party, as applicable (an “Indemnifying Party”), in writing, immediately following the time the Indemnified Party shall receive notice of any claims occurring for which indemnification is sought. The Indemnifying Party shall assume, on behalf of the Indemnified Party, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to be represented therein by counsel of its own selection and at its own expense; and, provided, further, that if the defendants in any such action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf and at the Indemnifying Party’s expense. The Indemnifying Party shall not agree to settle any matter without the prior written consent of the Indemnified Party.

7.4	Failure to Defend Action. If any Claim arises as to which the indemnity provided for in Section 7.1 or Section 7.2 may apply, and the Indemnifying Party fails to assume the defense of that Claim within thirty (30) days of the Indemnified Party’s notice of the Claim, then the Indemnified Party may at the Indemnifying Party’s expense contest the Claim; provided, that no contest need be made and settlement in full payment of the Claim may be made without the Indemnifying Party’s consent (with the Indemnifying Party remaining obligated to indemnify the Indemnified Party) if, in the written opinion of the Indemnified Party’s outside counsel, the Claim is meritorious.

7.5	Settlement. In no event shall the Indemnifying Party agree to settle any matter that does not include as an unconditional term a release of all Claims that the claimant has or may have against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In the event any party agrees to settle a Claim subject to this Article VII, no Party shall publicize the settlement without first obtaining the written permission of the other Party, which permission shall not be unreasonably withheld or delayed.

7.6	Insurance. At all times during the Term of this Agreement, HUSA shall maintain a general comprehensive and professional liability insurance policy, or provide suitable self-funded coverage, having a single occurrence limit of not less than One Million Dollars ($1,000,000) and an aggregate limit of not less than Two Million Dollars ($2,000,000). HUSA shall carry excess liability insurance in the amount of at least Fifteen Million Dollars ($15,000,000). HUSA shall provide ASI as provider of Quality Control Services on behalf of AARP with summaries of the insurance policies (and, if ASI requests, copies of any specific insurance policies) carried in accordance with this provision, as may be amended, supplemented or replaced from time-to-time. Each insurance policy required to be carried hereunder may not be voluntarily canceled or reduced by HUSA without at least thirty (30) days’ prior written notice to ASI.

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8.	Representations and Warranties.
8.1	AARP Warranties. AARP represents and warrants to HUSA:
8.1.1	AARP has full power and authority to execute, deliver and perform its obligations set forth in this Agreement and the transactions contemplated in this Agreement.

8.1.2	This Agreement has been duly authorized by AARP, and when executed and delivered by AARP, constitutes a legal, valid and binding obligation of AARP, enforceable against it in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally.

8.1.3	No consent, approval, authorization, order, registration or qualification of or with any court or government agency or body having jurisdiction over AARP, is required for the execution, delivery or performance of the Agreement by AARP.

8.1.4	The execution, delivery and performance of the Agreement by AARP has been approved by all necessary action, corporate or otherwise, and neither the execution, delivery nor performance of this Agreement will conflict with or result in a material breach of or default under any of the terms or provisions of its certificate of incorporation, bylaws, any statute, any order, rule or regulation of any court or government agency or body having jurisdiction over it or any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument of which AARP is a party.

8.1.5	AARP owns all right, title and interest in, to and under the Licensed Marks for the products and services for which use of the Licensed Marks is contemplated by this Agreement and the Services Agreement (the “Licensed Products and Services”) in the United States and Canada, and the use and/or employment of any of the Licensed Marks in the advertising, marketing, distribution, offer for sale, sale and promotion of any Licensed Products and Services in the United States or Canada will not violate and/or infringe any intellectual property or any other rights of any third party. AARP represents and warrants that the Licensed Marks are valid and enforceable for the Licensed Products and Services in the United States and Canada, and, further, that it is not aware of any allegations, claims, disputes, proceedings, opposition proceedings, cancellation proceedings, lawsuits, or the like, relating to the ownership, validity, enforceability, and/or infringement of any of the Licensed Marks for the Licensed Products and Services in the United States or Canada. AARP represents and warrants that it has not previously assigned, transferred, conveyed, and/or otherwise encumbered any right, title or interest in or to the Licensed Marks for the Licensed Products and Services in the United States or Canada.

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8.1.6	AARP owns all right, title, and interest in, to, and under each of the Licensed Copyrights. To AARP’s knowledge, no Licensed Copyright is involved in any meritorious infringement, ownership, accounting, or other adverse proceeding, and, to AARP’s knowledge, no such action is threatened with the respect to any of the Licensed Copyrights.
8.2	HUSA Warranties. HUSA represents and warrants to AARP:
8.2.1	HUSA has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated in this Agreement.

8.2.2	This Agreement has been duly authorized by HUSA, and when executed and delivered, constitutes a legal, valid and binding obligation of HUSA, enforceable against it in accordance with these terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting creditors’ rights generally.

8.2.3	No consent, approval, authorization, order, registration or qualification of or with any court or government agency or body having jurisdiction over HUSA is required for the execution or delivery of the Agreement by HUSA.

8.2.4	The execution, delivery and performance of the Agreement by HUSA has been approved by all necessary action, corporate or otherwise, and neither the execution, delivery nor performance of the Agreement by HUSA will conflict with or result in a material breach of, or default under, any of the terms or provisions of its certificate of incorporation, or bylaws or any present statute, order, rule or regulation of any court or government agency or body having jurisdiction over it or any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which HUSA is a party.

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9.	General Provisions.
9.1	Entire Agreement. This Agreement, including the Exhibits, which are hereby incorporated into and made a part of this Agreement, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and, except with respect to the Services Agreement (which remains in full force and effect in accordance with its terms) supersedes and replaces any prior agreement between the parties relating to that subject matter.

9.2	Amendments. Modifications or amendments to this Agreement shall be effective only if in writing and signed by both Parties.

9.3	Counterparts. This Agreement, including any amendments, may be executed and delivered in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. A facsimile or other reproduction of this Agreement shall be deemed an original.

9.4	Further Assurances. The Parties shall cooperate with one another to carry out and implement their respective obligations under this Agreement and shall perform such further acts, execute such further documents, and enter into such further agreements as may be reasonably necessary or appropriate to these ends.

9.5	No Third Party Beneficiaries. The Agreement confers no rights whatsoever upon any Person other than the Parties and shall not create or be interpreted to create any standard of care, duty or liability to any Person not a Party.

9.6	Governing Law. To the extent any issue is governed by state law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the District of Columbia, without regard to conflict of laws principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the matters contemplated hereby may only be brought in the state and federal courts of the District of Columbia. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate court there from) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, actions or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

9.7	Dispute Resolution. The dispute resolution provisions as set forth in Sections 11.7, 11.8 and 11.9 of the Services Agreement (the “Dispute Provisions”) are hereby incorporated into this Agreement and shall apply to any dispute between the Parties arising under this Agreement. For purposes of this Agreement, all references to a “Party” in the Dispute Provisions shall mean one of the Parties to this Agreement and all references to “this Agreement” in the Dispute Provisions shall mean this AARP License Agreement.

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9.8	Confidentiality. The confidentiality provisions as set forth in Section VIII of the Services Agreement (the “Confidentiality Provisions”) are hereby incorporated into this Agreement, and shall apply to the Confidential Information of either Party disclosed to the other Party pursuant to this Agreement. For purposes of this Agreement, all references to a “Party” in the Confidentiality Provisions shall mean one of the Parties to this Agreement and all references to “this Agreement” in the Confidentiality Provisions shall mean this AARP License Agreement.

9.9	Survival. The provisions of Sections 6.3, 7 and 9 of this Agreement shall survive termination or expiration of this Agreement. 9.10 Notices. All notices, requests and other communications to any Party under this Agreement must be in writing and given as follows:

If to HUSA:

HearUSA, Inc. 1250 Northpoint Parkway West Palm Beach, Florida 33407 Attention: Stephen Hansbrough, Chief Executive Officer Facsimile Number: (561) 688-8893

with a copy to:

Bryan Cave LLP 700 13th Street, N.W. Washington, D.C. 20005 Attention: LaDawn Naegle, Esq. Facsimile Number: (202) 508-6200

If to AARP:

AARP 601 E Street, N.W. Washington, DC 20049 Attention: Chief Executive Officer Facsimile Number: (202) 434-2339

with copy to:

AARP 601 E Street, N.W. Washington, DC 20049 Attention: General Counsel Facsimile Number: (202) 434-2320

AARP Services Inc. 650 F Street, N.W. Washington, DC 20049 Attention: General Counsel
Facsimile Number: (202) 434-6513

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or any other address or facsimile number that the Party may hereafter specify for the purpose by notice to the other Parties. All notices, requests and other communications under this Section shall be deemed to have been given and received and shall be effective: (i) in the case of personal delivery, on the date of personal delivery; (ii) in the case of delivery by facsimile, when successfully transmitted (if sent during the recipient’s normal business hours, or one Business Day after the date sent if not sent during the recipient’s normal business hours on a business day, or one Business Day after the date sent if not sent during the recipient’s normal business hours on a Business Day) to the applicable number specified in this Section and an appropriate confirmation of transmission is received; (iii) in the case of overnight delivery by nationally recognized, overnight courier, one Business Day following the date of dispatch; and (iv) in the case of mailing, on the third Business Day following the date of deposit in the mail. For purposes of this Agreement, “Business Day” means any calendar day other than Saturday, Sunday or other calendar day on which commercial banks in Washington, D.C. are authorized or required by Applicable Law or executive order to close.
9.11	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective successors and permitted assigns.

9.12	Assignment. Neither Party shall assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, except with the prior written consent of the other Party; provided, however, that if such assignment or transfer is to an Affiliate of such Party, the other Party’s consent shall not be unreasonably withheld. Any purported assignment or transfer without the requisite consent shall be null and void.

9.13	No Waiver. Whenever possible, each provision of this Agreement shall be interpreted in a manner to render it effective and valid under Applicable Law, but if any provision of this Agreement shall be held to be prohibited or invalid under Applicable Law, that provision shall be ineffective only to the extent of the applicable prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right, nor shall any single or partial exercise of any right under this Agreement by any Party preclude any other or further exercise of any other right and no waiver whatever shall be valid unless in a signed writing, and then only to the extent specifically set forth in that writing. No waiver of any right under this Agreement shall operate as a waiver of any other or of the same or similar right on another occasion.

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9.14	Injunctive Relief. HUSA acknowledges and agrees that there may be no adequate remedy at law for any breach or threatened breach of HUSA’s material obligations under this Agreement, that any material breach or threatened material breach may result in irreparable harm to AARP, and therefore, that, upon any material breach or threat of a material breach, AARP shall be entitled to seek injunctive or other appropriate equitable relief, in addition to whatever remedies it may have at law.

9.15	Interpretation. The headings to the Sections and Articles of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. References to the singular include the plural, and vice versa. References to “this Agreement” mean this AARP License Agreement, together with all exhibits, schedules and attachments, as each may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement. Unless otherwise indicated, references to Sections or Articles shall mean the sections or articles in this Agreement. The use in this Agreement of the term “including” means “including, without limitation.” Any instrument or Applicable Law defined or referred to in this Agreement means that instrument or law as from time to time amended, modified or supplemented, including by succession of comparable successor laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement this 8th day of August, 2008.

AARP, Inc.

/s/ Tom Nelson
Chief Operating Officer

HearUSA, Inc.

/s/ Stephen J. Hansbrough
Chairman and Chief Executive Officer

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